UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

A.D.A.M., Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-1878070
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Tenth Street, NE, Suite 525, Atlanta, GA	30309-3848
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A originally filed on July 1, 2009 by adding the information set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

On August 29, 2010, A.D.A.M., Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC (the “Rights Agent”) executed a First Amendment to Rights Agreement (the “Amendment”), amending the Rights Agreement dated as of June 29, 2009 by and between the Company and the Rights Agent (the “Rights Agreement”), to provide that:

Ebix, Inc., a Delaware corporation (“Parent”), and Eden Acquisition Sub, Inc., a Georgia corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and their affiliates and associates, shall not be deemed to be an “Acquiring Person” solely by virtue of executing, or acquiring shares of common stock of the Company, par value $0.01 per share (“Common Stock”), pursuant to (i) that certain Agreement and Plan of Merger, dated as of August 29, 2010, by and among the Company, Parent and Merger Sub (the “Merger Agreement”), (ii) the Merger (as defined in the Merger Agreement) or (iii) the consummation of other transactions contemplated in the Merger Agreement (each of the foregoing, an “Exempt Event”); and that no Exempt Event shall cause Parent or Merger Sub to be deemed the Beneficial Owner, nor to Beneficially Own, nor to have Beneficial Ownership of any shares of Common Stock solely by virtue of the approval, execution and delivery of the Merger Agreement, a Stock Acquisition Date to occur, a Distribution Date to occur or a Triggering Event or occur. The Rights Agreement was also amended to provide for expiration of the Rights immediately prior to the Effective Time (as defined in the Merger Agreement).

This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Rights Agreement, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

4.1. Form of Rights Agreement between the Company and American Stock Transfer & Trust Company as Rights Agent (including as Exhibit A the form of Certificate of Determination Regarding the Terms of the Series B Preferred Stock, as Exhibit B the form of Right Certificate, as Exhibit C the Summary of Terms of Rights Agreement and as Exhibit D a form of letter to shareholders) (incorporated by reference to Exhibit 4.1 from Registrant’s Form 8-K dated July 1, 2009).

4.2. First Amendment of Rights Agreement, dated as of August 29, 2010, between A.D.A.M., Inc. and American Stock Transfer & Trust Company, LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

A.D.A.M., INC.

Date: August 30, 2010	By:	/s/ Mark B. Adams
Name: Mark B. Adams
Title: President, Secretary and Chief Executive Officer